Exhibit 3.1

Articles of Amendment to the

Amended and Restated Articles of Incorporation of

MPC Corporation

Pursuant to Sections 7-106-102 and 7-110-102 of the Colorado Revised Statutes and Article IV of the Amended and Restated Articles of Incorporation of MPC Corporation (the "Corporation"), as amended by the Articles of Amendment of the Amended and Restated Articles of Incorporation of the Corporation (the "Amended and Restated Articles of Incorporation"), the Corporation hereby amends its Amended and Restated Articles of Incorporation as set forth below.

I.           Amendment to Article IV. Subsections (c) and (d) of Article IV of the Amended and Restated Articles of Incorporation are hereby deleted and replaced in their entirety with the following new subsections (c) – (e):

"(c)        Designation of Series A Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock"). The number of shares of Series A Preferred Stock the Corporation is authorized to issue is 640,000, no par value per share.

(d)         Designation of Series B Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be "Series B Convertible Preferred Stock" (hereinafter "Series B Preferred Stock"). The number of shares of Series B Preferred Stock the Corporation is authorized to issue is 260,000, no par value per share."

II.          Date Amendment Adopted. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was adopted as of October 5, 2007.

III.         Adoption of Amendment. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was duly adopted by the consent of the Board of Directors of the Corporation, without shareholder action, and no shareholder action is or was required for the adoption of this amendment to the Amended and Restated Articles of Incorporation of MPC Corporation.

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Articles of Amendment to the

Amended and Restated Articles of Incorporation of

MPC Corporation

(Series A and Series B Convertible Preferred Stock

Designation of Rights and Preferences)

Pursuant to Sections 7-106-102 and 7-110-102 of the Colorado Revised Statutes and Article IV of the Amended and Restated Articles of Incorporation of MPC Corporation (the "Corporation"), as amended by the Articles of Amendment of the Amended and Restated Articles of Incorporation of the Corporation (the "Amended and Restated Articles of Incorporation"), the Corporation hereby amends its Amended and Restated Articles of Incorporation as set forth below.

I.     Amendment to Article IV. Article IV of the Amended and Restated Articles of Incorporation is amended to add the following new subsections (c) – (e):

"(c)   Designation of Series A Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock"). The number of shares of Series A Preferred Stock the Corporation is authorized to issue is 615,000, no par value per share.

(d)    Designation of Series B Preferred Stock. There hereby is designated a series of Preferred Stock, having the relative rights, limitations and preferences as set forth in subsection (e) hereof. The distinctive serial designation of this series shall be "Series B Convertible Preferred Stock" (hereinafter "Series B Preferred Stock"). The number of shares of Series B Preferred Stock the Corporation is authorized to issue is 240,000, no par value per share.

(e)	Rights, Limitations and Preferences of Designated Preferred Stock.

1.      Definitions. As used in subsection (e) of this Article IV, the following capitalized terms shall have the following meanings:

"Affiliates" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

"Asset Sale" means any voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all the property or assets (including stock of a subsidiary) of the Corporation.

"Change in Control" means any event or series of events as a result of which any person or entity or group of persons or entities, together with any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such persons or entities, is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote on the election of directors.

“Closing Price” shall mean, on any date, the closing sale price per share of the Common Stock of the Corporation (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which it is traded, if any. If the Common Stock of the Corporation is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price shall be the last quoted bid price per share of Common Stock of the Corporation in the over-the-counter market on the relevant date, as reported by the National Quotation Bureau or similar organization. In absence of such quotation, the Closing Price shall be the average of the mid-point of the last bid and asked prices for the common stock of the Corporation on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the Corporation for that purpose.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Liquidation Event" means the occurrence of any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, any Asset Sale, or any Change in Control.

"Liquidation Preference" means, with respect to any share of Designated Preferred Stock, $0.00000001.

"Original Issue Date" means October 1, 2007.

"Participating Dividend" means, with respect to any share of Designated Preferred Stock, a dividend payable in accordance with Section 2.

"Person" means an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

"Designated Preferred Stock" means the capital stock of the Corporation consisting of Series A Preferred Stock and Series B Preferred Stock.

2.      Participating Dividends. If the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Designated Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, dividends in an amount equal to the dividends that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Designated Preferred Stock had all of the outstanding Designated Preferred Stock been converted immediately prior to the record date for such dividend (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the absence of the Beneficial Ownership Limitation set forth in Section 5.1 below and the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). In the event that the Corporation declares or pays any dividends upon the Common Stock that are payable solely in shares of Common Stock, the Corporation shall declare and pay to the holders of Series A Preferred Stock and Series B Preferred Stock, respectively, at the same time that it declares and pays such dividends to the holders of the Common Stock, a dividend payable in shares of Series A Preferred Stock or Series B Preferred Stock, respectively, equal to the same number of shares of Common Stock that such holder would have received had such holder's shares of Designated Preferred Stock been converted immediately prior to such issuance into shares of Common Stock (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the absence of the Beneficial Ownership Limitation set forth in Section 5.1 below and the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event).

3.      Liquidation. Upon the occurrence of any Liquidation Event, each holder of Designated Preferred Stock shall be entitled to be paid, before any payment shall be made to the holders of Common Stock, an amount in cash (the "Liquidation Payment") equal to the greater of: (i) the Liquidation Preference on such shares of Designated Preferred Stock, determined as of the date payment is made; and (ii) such amount for each share of Designated Preferred Stock as such Holder would receive had such shares (together with all other then-outstanding shares of Designated Preferred Stock) been converted into Common Stock (assuming that the Beneficial Ownership Limitation set forth in Section 5.1 below does not apply) immediately prior to the occurrence of such Liquidation Event, and the holders of Designated Preferred Stock shall not be entitled to any further payment (assuming, solely for purposes of calculating the number of shares of Common Stock issuable upon such conversion, the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). If, upon any Liquidation Event, the Corporation's assets to be distributed among the holders of the Designated Preferred Stock are insufficient to permit payment to such holders of the full Liquidation Payment, then the entire assets to be distributed shall be distributed ratably among the holders of Designated Preferred Stock based upon the then aggregate Liquidation Preference of the shares of Designated Preferred Stock held by each such holder.

4.	Voting Rights; Special Rights.

(a)     No Right to Vote. Except for matters as to which the holders of outstanding shares of Series A Preferred Stock or Series B Preferred Stock have the right to vote as a class as mandated by law, no holder of outstanding shares of Designated Preferred Stock shall be entitled to vote or consent on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting).

(b)    No Amendment, Alteration or Repeal. The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock or Series B Preferred Stock so as to affect adversely the such Designated Preferred Stock without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Without limiting the generality of the foregoing, any increase in the number of authorized shares of the Series A Preferred Stock or Series B Preferred Stock, or any authorization or issuance of any additional series of preferred stock with either preference or priority over the Designated Preferred Stock or parity with any Designated Preferred Stock as to the right to receive either dividends or amounts distributable upon the occurrence of a Liquidation Event, shall in each case be deemed to affect adversely the Designated Preferred Stock.

5.      Automatic Conversion of Designated Preferred Stock. Subject to and upon compliance with the following provisions of this Section 5, and subject to adjustment as provided in Sections 8 and 9, each share of Designated Preferred Stock shall be convertible into twenty fully paid and non-assessable shares of Common Stock (the "Designated Preferred Stock Conversion Ratio") as provided below.

5.1    Each share of Series A Preferred Stock held by a holder thereof shall immediately and automatically be converted into twenty shares of Common Stock (a "Series A Automatic Conversion Event") at such time that, after giving effect to the conversion of all such shares of Series A Preferred Stock held by such holder, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would not beneficially own in excess of 9.99% of the outstanding Common Stock (the "Beneficial Ownership Limitation"). For purposes of this Section 5.1, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Neither the automatic conversion nor the Beneficial Ownership Limitation may be waived by such holder or the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended automatic conversion herein contained or to make changes or supplements necessary or desirable to properly give effect to such automatic conversion.

5.2    Each share of Series B Preferred Stock shall immediately and automatically be converted into twenty shares of Common Stock at such time that (i) the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation approve the issuance of Common Stock pursuant to the conversion of all shares of Series B Preferred Stock, and (ii) each such share of Series B Preferred Stock may be converted without resulting in the holder of such Series B Preferred Stock holding greater than 19.9% of the Corporation's outstanding Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of each such share of Series B Preferred Stock (a "Series B Automatic Conversion Event").

5.3.   Upon the occurrence of a Series A Automatic Conversion Event as specified in Section 5.1 above or a Series B Automatic Conversion Event as specified in Section 5.2 above, the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Designated Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Designated Preferred Stock, the holders of such Designated Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Designated Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Designated Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 2.

5.4.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the Designated Preferred Stock as provided in this Section 5, such number of shares of Common Stock as are then issuable upon conversion of all then outstanding shares of Designated Preferred Stock into shares of Common Stock (assuming the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). Notwithstanding the foregoing, if, at any time, there shall be an insufficient number of authorized or treasury shares of Common Stock available for issuance upon conversion of Designated Preferred Stock, the Corporation shall take all action necessary to propose and recommend to the shareholders of the Corporation that the Amended and Restated Articles of the Incorporation of the Corporation, as amended from time to time, be amended to authorize additional shares in an amount sufficient to provide adequate reserves of shares for issuance upon such conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment. All shares of Common Stock which are issuable upon conversion hereunder shall, when issued, be duly and validly issued, fully paid and nonassessable.

5.5    The issuance of certificates for shares of Common Stock upon conversion of shares of Designated Preferred Stock shall be made without charge to any original holder of any shares of Designated Preferred Stock for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock, provided that the Corporation shall not be required to pay any such taxes or costs which may be payable in respect of any such conversion by any other person or in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares converted.

6.      Redemption. On October 1, 2008, if any shares of the Series B Preferred Stock shall be outstanding, the Corporation shall, to the extent the Corporation shall have funds legally available for such payment, redeem all outstanding shares of

Series B Preferred Stock in cash at a redemption price per share of Series B Preferred Stock equal to (x) one-and-one-half (1.5) multiplied by (y) the Closing Price multiplied by (z) the number of shares of Common Stock into which share of Series B Preferred Stock is then convertible, assuming for such purpose that a Series B Automatic Conversion Event had occurred, together with accrued and unpaid dividends thereon to such dividend payment date, without interest. If the Corporation is unable to or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to the previous sentence (the “Mandatory Redemption Obligation”), the Corporation shall discharge such obligation in part to the extent of the funds legally available therefor, and the Mandatory Redemption Obligation shall remain in effect until such time as the Corporation is able to fully discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series B Preferred Stock shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any equity securities of the Corporation. From and after the payment of the redemption price specified in the first sentence of this Section 6 with respect to a share of Series B Preferred Stock, all rights of the holder of such share, as a holder of Series B Preferred Stock, shall cease and terminate with respect to all such share; provided, that, in the event that all of the shares of Series B Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred Stock not redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

7.      Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this Section 7, the holders of the Designated Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Designated Preferred Stock are convertible (assuming that the Beneficial Ownership Limitation set forth in Section 5.1 above does not apply) as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

8.      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Designated Preferred Stock, the Designated Preferred Stock Conversion Ratio in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Designated Preferred Stock, the Designated Preferred Stock Conversion Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 8 shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.      Recapitalizations, Mergers or Asset Sales. If at any time or from time to time there shall be (i) a recapitalization of the Common Stock, (ii) the merger or consolidation of the Company with or into an unaffiliated third party entity, or (iii) the sale of all or substantially all of the Company's assets (each a "Fundamental Transaction") provision shall be made so that the holders of the Designated Preferred Stock shall thereafter be entitled to receive upon conversion of the Designated Preferred Stock (or earlier if the Beneficial Ownership Limitation set forth in Section 5.1 would not be exceeded) the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Fundamental Transaction, assuming that the Beneficial Ownership Limitation set forth in Section 5.1 above does not apply (and assuming the occurrence of a Series A Automatic Conversion Event and a Series B Automatic Conversion Event). In any case, appropriate adjustment shall be made in the application of the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, with respect to the rights of the holders of the Designated Preferred Stock after a recapitalization to the end that the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, (including the number of shares purchasable upon conversion of the Designated Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. In the event that the Company's shareholders would be cashed out following a Fundamental Transaction, all shares of outstanding Designated Preferred Stock shall be deemed to have been converted into Common Stock upon the consummation of such Fundamental Transaction, without regard to any provision in this Article IV limiting such conversion.

10.    No Impairment. The Corporation shall not, by the amendment of its Amended and Restated Articles of the Incorporation, as amended from time to time, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of Amended and Restated Articles of the Incorporation, as amended from time to time, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Designated Preferred Stock, against impairment

11.    Status of Converted Stock. If any shares of Designated Preferred Stock are converted pursuant to Section 5, such shares shall be returned to treasury and again become available for issuance by the Corporation. Upon return to treasury, such shares shall cease to be Designated Preferred Stock and will become Preferred Stock to be issued with such rights, limitations and preferences as the Corporation's board of directors may determine from time to time.

12     Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Designated Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Designated Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Designated Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

13.    Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (a) in the case of any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder), and (b) in the case of the Corporation, at its principal office. Any such notice shall be effective (i) if delivered personally or by telecopier, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, when receipt is acknowledged or the date of the second attempted delivery, whichever is earlier."

II.   Date Amendment Adopted. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was adopted as of September 28, 2007, 2007.

III.  Adoption of Amendment. This amendment to the Amended and Restated Articles of Incorporation of MPC Corporation was duly adopted by the consent of the Board of Directors of the Corporation, without shareholder action, and no shareholder action is or was required for the adoption of this amendment to the Amended and Restated Articles of Incorporation of MPC Corporation.

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Attachment To

Articles of Amendment to the

Amended and Restated Articles of Incorporation of

HyperSpace Communications, Inc.

Article I of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

“I. Entity Name. The name of the corporation (hereafter the “Corporation”) is: MPC CORPORATION.”

The first sentence of Article IV of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

“IV. Capital Stock. The Corporation is hereby authorized to issue One Hundred-One Million (101,000,000) shares of capital stock, of which One Hundred Million (100,000,000) shares shall be “Common Stock” (defined below) and One Million (1,000,000) shares shall be “Preferred Stock” (defined below).”

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HYPERSPACE COMMUNICATIONS, INC.

This document is entitled to be filed pursuant to sections 7-90-301 et. seq. and 7-110-106 of the Colorado Revised Statutes:

FIRST: The domestic entity name of the corporation is:

HYPERSPACE COMMUNICATIONS, INC.

SECOND: The first sentence of Article IV of the Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc., is hereby amended in its entirety to read as follows:

IV. Capital Stock. The Corporation is hereby authorized to issue Fifty-one Million (51,000,000) shares of capital stock, of which Fifty Million (50,000,000) shares shall be "Common Stock" (defined below) and One Million (1,000,000) shares shall be "Preferred Stock" (defined below).

THIRD: The name and address of the individual who causes this document to be delivered for filing is:

Mark Pougnet

HyperSpace Communications, Inc.

8480 E. Orchard Road

Suite 6600

Greenwood Village, CO 80111

303-566-6504

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HYPERSPACE COMMUNICATIONS, INC.

Pursuant to § 7-90-301 et. seq., § 7-110-107 and § 7-90-304.5 of the Colorado Revised Statutes ("C.R.S."), these Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

I.	Entity Name. The name of the corporation (hereafter the “Corporation”) is: HYPERSPACE COMMUNICATIONS, INC.

II.	Principal Place of Business. The address of the Corporation’s principal place of business is: 8480 E. Orchard Road, Suite 6600, Denver, CO 80111.

III.

Registered Agent. The address of the Corporation’s Registered Office is Perkins Coie LLP, 1899 Wynkoop Street, Suite 700, Denver, CO 80202. The name of the Corporation’s Registered Agent at that office is Sean C. Stewart, Esq.

IV.

Capital Stock. The Corporation is hereby authorized to issue Twenty Five Million (25,000,000) shares of capital stock, of which Fifteen Million (15,000,000) shares shall be "Common Stock" (defined below) and Ten Million (10,000,000) shares shall be "Preferred Stock" (defined below). The designations and preferences, conversions, and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

(a) Preferred Stock

The corporation may divide and issue the Preferred Stock in series. Preferred shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado with respect to the following:

(i)	The number of shares to constitute such series, and the distinctive designations thereof;

(ii) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

(iii)	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iv)	The amount payable upon shares in event of involuntary liquidation;

(v)	The amount payable upon shares in event of voluntary liquidation;

(vi)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(viii)	Voting rights, if any; and

(ix) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

(b)	Common Stock

(i) The holders of Common Stock shall have and possess all rights as shareholders of the corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the preferred stock. All Common Stock, when duly issued, shall be fully paid and nonassessable. The holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(ii) Each shareholder of record shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share of Common Stock held by him as there are directors to be elected and for whose election the shareholder has a right to vote.

V.	Cumulative Voting. The shareholders shall not be entitled to use cumulative voting in the election of Directors.

VI.

Classified Board of Directors. The directors of the Corporation shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors then constituting the whole board of directors. The directors of the first class shall be elected for a term to expire at the first annual meeting of shareholders after their election, the directors of the second class shall be elected for a term to expire at the second annual meeting of shareholders after their election, and the directors of the third class shall be elected for a term to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders at which the terms of a class of directors expires, their successors shall be elected to hold office until the third succeeding annual meeting of shareholders.

VII.

Director and Officer Liability. To the fullest extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

VIII.

Indemnification. The Corporation shall indemnify any person and his estate and personal representative against all liability and expense incurred by reason of the person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Business Corporation Act, as in effect at any time. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, contract, resolution of the shareholders or directors, or otherwise, so long as such provision is legally permissible.

IX.

No Action By Unanimous Written Consent of the Shareholders. Any action required or permitted to be taken at a meeting of shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation, and the ability of shareholders to act by unanimous written consent is hereby specifically denied

X.

Shareholder Approval of Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation were approved and adopted by the shareholders of the Corporation, and the number of votes cast for approval and adoption of these Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment and restatement was sufficient for approval by that voting group.

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of Part 3 of Article 90 of Title 7, C.R.S., the constituent documents, and the organic statutes, and the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

XI.	Delivery for Filing. The name(s) and address(es) of the individual(s) causing this document to be delivered for filing:

Name	Address
Mark Pougnet	8480 E. Orchard Rd
Suite 6600
Greenwood Village, CO 80111